FUND ACCOUNTING SERVICES

ADDENDUM TO ADMINISTRATIVE AGENCY AGREEMENT

This Fund Accounting Services Addendum (this “Addendum”) is entered into as of November 20, 2019, by and between BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (the “Administrator”), and BRIDGE BUILDER TRUST, a Delaware statutory trust (the “Fund”), on behalf of each Portfolio, and supplements the Administrative Agency Agreement dated as of April 25, 2019 (as amended, modified and/or supplemented from time to time, the “Administration Agreement”) between the Administrator and the Fund. All capitalized terms used herein without definition shall have the meanings given to them in the Administration Agreement.

The Administration Agreement, including Appendix B thereto, sets forth certain terms and conditions under which the Administrator provides fund accounting services to the Fund on behalf of each Portfolio (the “Fund Accounting Services”). This Addendum is made a part of the Administration Agreement and sets forth certain details regarding the Administrator’s internal processes designed to support its production of a NAV for each Portfolio on each Business Day.

I.    Contingency NAV

A.

In the event that the Administrator’s core fund accounting platform (i.e., based on the Eagle STAR system) were to be unavailable to allow the Administrator to calculate a NAV for a Portfolio in accordance with the Administration Agreement, the Administrator may, at its sole discretion, but after notification to the Fund to the extent reasonably practicable, utilize its proprietary contingency NAV solution (“Contingency NAV”) to calculate applicable components and generate the NAV for such Portfolio. Service level documentation maintained by the parties with respect to the Contingency NAV is incorporated herein by reference and made a part of the Agreement. Such Service Levels may be updated from time to time by agreement of the parties.

B.

The Administrator shall provide the Fund, or the Fund’s investment adviser (the “Adviser”) on its behalf, with reports in a format reasonably sufficient for the Fund to be able to confirm that the Administrator is maintaining the Contingency NAV function on a daily basis. Neither the Fund nor the Adviser shall utilize any information contained in such reports for any purpose other than obtaining such confirmation.

C.

The Fund agrees to pay the Administrator fees, described on Exhibit 1 hereto, for maintaining its Contingency NAV process for the benefit of each Portfolio in accordance with Section 6 of the Administration Agreement (Expenses and Compensation).

D.

The parties acknowledge that Contingency NAV is a value-added service provided by the Administrator as a method to help protect against disaster or loss of business continuity and does not affect the provisions of the Administration Agreement that detail its Fund Accounting Services. For example, Section 8 thereof with respect to Force Majeure Events and Section 9.2 with respect to liability for the Fund Accounting Services are unmodified by this Addendum and shall remain in effect during the Initial Term and each Renewal Term and are applicable to this Addendum.

[***]

II.	Miscellaneous

A.

This Addendum is supplemental to the Administration Agreement. Except as hereby supplemented by this Addendum, the Administration Agreement shall remain and continue in full force and effect in accordance with its terms. This Addendum, together with the Administration Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto.

B.

The Administrator reserves the right to limit or terminate its Contingency NAV process at any time, if in its good faith judgment such action is necessary for regulatory, risk (including cyber risk), compliance or legal reasons; provided that prior to doing so, the Administrator will provide reasonable advance notice thereof to the Fund to the extent practicable.

C.

This Addendum may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Addendum. Delivery of an executed counterpart of this Addendum by facsimile transmission or other electronic mail transmission (e.g. “.pdf”) shall be effective as delivery of a manually executed counterpart of this Addendum or any certificate delivered thereunder.

D.	This Addendum shall be construed in accordance with the governing law and exclusive jurisdiction provisions of the Administration Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fund Accounting Services Addendum to the Administration Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.		BRIDGE BUILDER TRUST

By:	/s/ Elizabeth E. Prickett	By:	/s/ Aaron Masek
Name: Elizabeth E. Prickett		Name: Aaron Masek
Title: Managing Director		Title: Treasurer

EXHIBIT 1

[***]